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                     November 3, 2022

       Robert Mailloux
       Vice President and Controller
       HONEYWELL INTERNATIONAL INC
       855 South Mint Street
       Charlotte, NC 28202

                                                        Re: HONEYWELL
INTERNATIONAL INC
                                                            Form 10-K for the
year ended December 31, 2021
                                                            File No. 1-08974

       Dear Robert Mailloux:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing